                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (Amendment No. 5)*

                   Under the Securities Exchange Act of 1934

                          THE MEN'S WEARHOUSE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   587118100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                 The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 587118100               13 G                       Page 2 of 3 Pages



------------------------------------------------------------------------------------------------------------------------------------
                     NAME OF REPORTING PERSONS
                     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          1
                     Richard E. Goldman
------------------------------------------------------------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                  (a)
          2
                                                                                                        (b)
------------------------------------------------------------------------------------------------------------------------------------
                     SEC USE ONLY
          3

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                     CITIZENSHIP OR PLACE OF ORGANIZATION
          4
                     USA
------------------------------------------------------------------------------------------------------------------------------------
                                     SOLE VOTING POWER
                               5
                                     1,290,326 shares
                               -----------------------------------------------------------------------------------------------------
         NUMBER OF                   SHARED VOTING POWER
           SHARES              6
        BENEFICIALLY                 26,603 shares(1)
           OWNED               -----------------------------------------------------------------------------------------------------
          BY EACH                    SOLE DISPOSITIVE POWER
         REPORTING             7
           PERSON                    1,290,326 shares
            WITH               -----------------------------------------------------------------------------------------------------
                                     SHARED DISPOSITIVE POWER
                               8
                                     0
------------------------------------------------------------------------------------------------------------------------------------
                     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9
                     1,316,929 shares
------------------------------------------------------------------------------------------------------------------------------------
                     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         10

------------------------------------------------------------------------------------------------------------------------------------
                     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         11
                     6.0%
------------------------------------------------------------------------------------------------------------------------------------
                     TYPE OF REPORTING PERSON*
         12
                     IN
------------------------------------------------------------------------------------------------------------------------------------


(1) Represents shares allocated to Mr. Goldman's account in The Men's Wearhouse, Inc. Employee Stock Plan with respect to which Mr. Goldman may give the trustee of such Plan instructions as to how to vote.

*        See instructions.

RICHARD E. GOLDMAN                                             PAGE 3 OF 3 PAGES

Item 1.  (a)     Name of Issuer:  The Men's Wearhouse, Inc.

         (b)     Address of Issuer's Principal Executive Offices:
                 40650 Encyclopedia Circle         and     5803 Glenmont Drive
                 Fremont, California 94538                 Houston, Texas 77081

Item 2.  (a)     Name of Person Filing:  Richard E. Goldman

         (b)     Address of Principal Business Office or, if none, Residence:
                 40650 Encyclopedia Circle
                 Fremont, California 94538

         (c)     Citizenship:  USA

         (d)     Title of Class of Securities:  Common Stock, $.01 par value

         (e)     CUSIP #:  587118100

Item 3.  Not Applicable.

Item 4.  (a)     Amount Beneficially Owned:  1,316,929 shares

         (b)     Percent of Class:   6.0%

         (c)      (i)     Sole Voting Power:  1,290,326 shares
                  (ii)    Shared Voting Power:  26,603 (represents
                                 shares allocated to Mr. Goldman's
                                 account in The Men's Wearhouse, Inc.
                                 Employee Stock Plan with respect to
                                 which Mr. Goldman may give
                                 instructions to the trustee of such
                                 plan as to how to vote)
                  (iii)   Sole Dispositive Power:  1,290,326 shares
                  (iv)    Shared Dispositive Power:  -0-

Item 5.  Not Applicable

Item 6.  Not Applicable

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          February 9, 1998
                                                   ----------------------------
                                                                Date



                                                       /s/ Richard E. Goldman
                                                   ----------------------------
                                                          Richard E. Goldman





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